UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2023

AVADEL PHARMACEUTICALS PLC

(Exact name of registrant as specified in its charter)

Ireland	001-37977	98-1341933
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10 Earlsfort Terrace Dublin 2, Ireland, D02 T380	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +353 1 920 1000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares* Ordinary Shares, nominal value $0.01 per share**	AVDL N/A	The Nasdaq Global Market

*American Depositary Shares may be evidenced by American Depositary Receipts. Each American Depositary Share represents one (1) Ordinary Share.

** Not for trading, but only in connection with the listing of American Depositary Shares on The Nasdaq Global Market.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On May 31, 2023 and in accordance with the terms of the Indenture (the “Indenture”), dated as of April 3, 2023, by and among Avadel Finance Cayman Limited (“Avadel Finance”), a wholly owned subsidiary of Avadel Pharmaceuticals plc (the “Company”), as Issuer, the Company, as Guarantor, and The Bank of New Mellon, as Trustee, Avadel Finance exercised its option to exchange (the “Mandatory Exchange”) $106,268,000.00 aggregate principal amount of Avadel Finance’s 6.00% Exchangeable Senior Notes due 2027 (the “Notes”), which amount represents all of the Notes outstanding under the Indenture. The Mandatory Exchange consideration per $1,000 principal of Notes exchanged will consist of 116.1846 of the Company’s American Depositary Shares (the “ADSs”), representing a corresponding number of the Company’s ordinary shares, nominal value $0.01 per share, plus accrued and unpaid interest thereon. The aggregate amount of ADSs and cash in respect of accrued and unpaid interest delivered to holders of Notes in the Mandatory Exchange is expected to be approximately 12.3 million ADSs and $1.47 million, respectively. The Mandatory Exchange is scheduled to close on June 26, 2023.

As required by the terms of the Indenture, Avadel Finance notified holders of the Notes that (capitalized terms used without definition have the meaning assigned to them in the Indenture): (1) the Mandatory Exchange Notice Date is May 31, 2023; (2) the Last Reported Sale Price of the ADSs has been at least 130% of the Exchange Price on (x) each of at least 20 Trading Days during the 30 consecutive Trading Days ending on, and including, the Trading Day immediately before the Mandatory Exchange Notice Date; and (y) the Trading Day immediately before such Mandatory Exchange Notice Date; (3) the Mandatory Exchange Trigger Period began on May 2, 2023 and ended on and included May 30, 2023; (4) the aggregate principal amount of Notes subject to the Company’s Mandatory Exchange Option is the lesser of $106,268,000.00 and the aggregate principal amount of Notes outstanding immediately prior to the consummation of the Mandatory Exchange; (5) the Mandatory Exchange Date shall be June 26, 2023; (6) the Exchange Rate currently in effect is 102.3018 ADSs per $1,000 principal amount of Notes, which will be increased by 13.8288 Additional ADSs per $1,000 principal amount of Notes for Notes subject to Mandatory Exchange; (7) the Settlement Method that will apply to exchanges of all Notes subject to Mandatory Exchange is Physical Settlement; (8) on and after the Mandatory Exchange Date, interest on the Notes will cease to accrue; (9) the estimated accrued and unpaid interest due and payable on the Mandatory Exchange Date is approximately $13.83 per $1,000 principal amount of Notes exchanged; (10) the Notes subject to Mandatory Exchange must be presented to the Paying Agent and Exchange Agent at the address included in clause (11) below, or, for positions in the book-entry system, presented and surrendered in accordance with the Applicable Procedures; (11) the name and address of the Paying Agent and Exchange Agent are as follows: The Bank of New York Mellon, 240 Greenwich Street, Floor 7E, New York, New York 10286; Attention: Corporate Trust Administration; (12) the CUSIP No. for the ADS is 05337M 104 and (13) pursuant to the terms of the Indenture, each Holder of Notes must take the actions set forth in Section 14.02(b) of the Indenture prior to 5:00 p.m. (New York City time) on June 21, 2023. Section 14.02(b) of the Indenture provides that, subject to Section 14.02(e) of the Indenture (described below), to receive the Settlement Amount in connection with the Mandatory Exchange, a Holder must (i) in the case of a Global Note, comply with the procedures of the Depositary in effect at that time and (ii) in the case of a Physical Note (1) complete, manually sign and deliver an irrevocable Notice of Exchange (or a facsimile thereof) to the Exchange Agent at the office of the Exchange Agent and state in writing therein the principal amount of Notes to be exchanged and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any ADSs to be delivered upon settlement of the Exchange Obligation to be registered, (2) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Exchange Agent and (3) if required, furnish appropriate endorsements and transfer documents. Section 14.02(e) of the Indenture requires any exchanging Holder to pay certain specified taxes if such taxes are due to the Holder requesting that the ADSs deliverable in connection with the Mandatory Exchange be issued in the name other than the Holder’s name.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2023	AVADEL PHARMACEUTICALS PLC

	By:	/s/ Jerad G. Seurer
Jerad G. Seurer
General Counsel & Corporate Secretary